RESTATED ARTICLES OF INCORPORATION

                            AS OF SEPTEMBER 11, 1995

                                       OF

                               HO MANAGEMENT, INC.


         The undersigned, being of full age, for the purpose of forming a corporation under Chapter 302A of the Minnesota Statutes, hereby adopts the following Articles of Incorporation.

                                ARTICLE 1 - NAME

         1.1) The name of the corporation shall be HO Management, Inc.

                          ARTICLE 2 - REGISTERED OFFICE

         2.1) The registered office of the corporation is 2331 University Avenue S.E., Minneapolis, Minnesota 55414.

                               ARTICLE 3 - PURPOSE

         3.1) The corporation is organized for general business purposes.

                              ARTICLE 4 - DURATION

         4.1) The duration of the corporation shall be perpetual.

                                ARTICLE 5 - STOCK

         5.1) The aggregate number of shares of stock which the corporation shall have the authority to issue shall be 15,000,000 shares, each with $.01 par value. Such shares shall be designated as the corporation's "Common Stock."

         5.2) Shareholders shall not have any preemptive rights to subscribe for or purchase any shares of the corporation. The Board of Directors may, at any time and from time to time, issue and sell for such consideration as may be permitted by law, any or all of the authorized shares of the corporation not then issued (including without limitation any shares previously issued and reacquired by the corporation, provided such shares have not been retired), and any and all of any stock of any class that may hereafter be authorized.

         5.3) The Board of Directors may cause to be issued authorized but unissued stock of the corporation only with the prior written consent in each instance of all holders of the outstanding stock. Shares of stock may be issued for any consideration, or for no consideration to effectuate share conversions, dividends or splits, including reverse splits. The Board of Directors may determine the value of non-monetary consideration received for shares.

         5.4) The Board of Directors may issue rights to purchase shares of the corporation, and shall fix the terms, provisions and conditions of such rights to purchase, including the conversion basis and the price at which shares may be purchased or subscribed.

         5.5) The Common Stock shall have one vote per share, shall have all voting power of the corporation, and shall be without distinction as to powers, preferences and rights.

                        ARTICLE 6 - NON-CUMULATIVE VOTING

         6.1) In all elections for directors, each shareholder shall have one vote for each share of stock held. A shareholder shall not have the right to cumulate his or her shares in any election of directors.

                              ARTICLE 7 - DIRECTORS

         7.1) The Board of Directors shall have the power and authority to take any action required or permitted of it by law or by these Articles. The Board shall take action by the affirmative vote of a majority of directors present at a duly held meeting, except where law requires the affirmative vote of a larger proportion or number.

         7.2) Any action required or permitted to be taken at a Board meeting may be taken by written action signed by a majority of directors. If the action must also be approved by the shareholders, then the action must be taken by written action of all the directors.

         7.3) A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the corporation or the shareholders; (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability under Minnesota Statutes Section 302A.559 or 80A.23; (iv) liability for any transaction from which the director derived an improper personal benefit; or (v) liability for any act or omission occurring prior to the date when these Articles become effective. If Chapter 302A, or any succeeding statutory authority, is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A, the Minnesota Business Corporation Act. Any repeal or modification of this article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation at the time of such repeal or modification.

         7.4) The members of the initial Board of Directors of the corporation are as follows:

                                Michael J. Frakes
                              William A. Peter, Jr.
                                Robert J. Cipolle
                                Jerry L. Hoganson

                            ARTICLE 8 - INCORPORATOR

         8.1) The name and address of the incorporator of the corporation is as follows:

                              William A. Peter, Jr.
                           2331 University Avenue S.E.
                          Minneapolis, Minnesota 55414

                               ARTICLE 9 - POWERS

         9.1) The corporation shall have the unlimited power to engage in and to do any act necessary or incidental to the carrying out of its purposes, together with the power to do or perform any acts consistent with or which may be implied from the powers expressly conferred upon corporations by Minnesota Statutes, Chapter 302A.

                               ARTICLE 10 - BYLAWS

         10.1) The corporation may adopt bylaws which may contain any provision relating to the management of the business or the regulation of the affairs of the corporation not inconsistent with the law or the Articles. The power to adopt, amend or repeal the bylaws shall be vested in the shareholders.

                            ARTICLE 11 - SHAREHOLDERS

         11.1) Actions which require shareholder approval shall be taken by the affirmative vote of the holders of a majority of the voting power of the shares present and entitled to vote, except when Minnesota Statutes, Chapter 302A, requires a larger proportion or number.

                     ARTICLE 12 - CONTROL SHARE ACQUISITION

         12.1) Section 302A.671 of the Minnesota Statutes pertaining to control share acquisitions shall not apply to this corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand this 24th day of July , 1995.



                                        /s/  William A. Peter, Jr.
                                             William A. Peter, Jr., Incorporator